                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is hereby made and entered into as of the 1st day of September 2000, by and between LabelClick.com Inc., a Florida
Corporation. The ("Employer"), and Stephen M. Watters, a resident of Pinellas
Park, Florida (the "Employee")

                                   WITNESSETH:

1.      Employment. The Employer hereby employs the Employee and the Employee hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

2.      Term. The term of the employment under this Agreement shall be for a 3-year period beginning as of September 1, 2000 and terminating on September 1,
        2003, unless such employment is otherwise terminated as provided in paragraphs 8 and 9 of this Agreement.

3.      Compensation; Reimbursement, Etc.

        a. The basic compensation to the Employee shall be payable bi-monthly based upon a calendar-year annual base salary of $150,000 (the "Annual Base
           Salary"). Such salary shall be subject to an annual performance review but any adjustment shall not result in an annual salary less than the Annual
           Base Salary. Employee shall also be reimbursed for all reasonable expenses incurred on behalf of Employer. All compensation due to the Employee under this agreement will accrue until such time as the Corporation has sufficient funds.
        b. The Employee shall be entitled to such other benefits as the Board of
           Directors and/or any compensation and stock option committee of the Board of Directors may from time to time provide to him.

4.      Duties. The Employee is engaged as the Chief Executive Officer and the
        Treasurer of the Employer, and he shall have such duties consistent with such office as may form time to time be reasonably assigned to him by the
        Board of Directors of the Employer and provided for in the bylaws of the
        Employer. Employee's office shall be located at the Employer's facilities in Largo, Florida.

5.      Extent of Services. During the term of his employment under this Agreement, the Employee shall devote such time and efforts to the business of the
        Employer, as may be reasonably necessary in the normal course of business.

6.      Vacation and Days Off.

        a. The employee shall be entitled to such vacation time during each fiscal year of the Employer as he may qualify for, in accordance with any vacation policy from time to time established by the Employer's Board of Directors.
           Notwithstanding the foregoing, the Employee shall be entitled to an annual vacation period of not less than four weeks, during which time his compensation shall be paid in full.
        b. The Executive shall be reimbursed by the Company for all reasonable and customary travel, entertainment, and other business expenses incurred by the Executive in the performance of the Executive's duties hereunder in accordance with the Company's standard policy regarding expense verification practices. The Executive shall be eligible to participate in such pension, life insurance, health insurance, disability insurance and other employee benefits plans, if any, which the Company may from time to time make available to its executive officers generally.

7.      Disability, Illness and Incapacity.

        a. During the term of this Agreement, for any period of disability, illness or incapacity which renders the Employee at least temporarily unable to perform the services required under this Agreement, the Employee shall receive his full compensation as set forth in paragraph 3 of this
           Agreement, provided however, if the Employee's disability, illness or incapacity extends beyond a period of ninety (90) consecutive days, the
           Employee shall not be entitled after the expiration of such ninety (90) day period, to any further compensation under paragraph 3(a) until he returns to full-time service hereunder, but he shall be entitled only to such disability payments as may be provided by any disability insurance policy or policies, purchased by the Employer.
        b. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause.
        c. If and when the period of disability, illness or incapacity of the Employee totals 90 days, his employment with the Employer shall terminate.
           Notwithstanding the foregoing, if the Employee and the Employer agree, the
           Employee may thereafter be employed by the Employer upon such terms as may be mutually agreeable.
        d. Any dispute regarding the existence, extent or continuance of the disability, illness or incapacity shall be resolved by the determination of a majority of three competent doctors who are not employees of the
           Employer, one of which shall be selected by the Employer, one of which shall be selected by the Employee and a third selected by the other two doctors. The doctors' fees and other charges associated with such determination shall be paid by the Employer.

8.      Death.

        a. All rights of the Employee hereunder shall terminate upon his death, except that the Employer shall pay to the estate of the Employee such compensation and other amounts as would otherwise have been payable to the Employee through the end of the month in which his death occurs. The Employer shall have no additional financial obligation under this Agreement to the
           Employee or his estate.

9.      Other Terminations.

        a. The Employer may terminate the employment of the Employee hereunder without notice for any of the following reasons:

                i.  Employee's failure to promptly and adequately perform the duties assigned to him by the Employer pursuant to paragraph 4 above, including but not limited to failure to follow the reasonable direction of the Board of
                    Directors of the Employer, or of any supervisors or superiors of Employee;
                ii. Employee's material breach of any provision of the Agreement; or
                iii.Other good cause (as defined below).

        b. The term "good cause" as used in this Agreement shall include, but shall not necessarily be limited to, habitual absenteeism, a pattern of conduct which tends to hold the Employer up to ridicule in the community, conviction of a felony or any crime of moral turpitude, abuse of, or substantial dependence on, as reasonable determined by the Board of
           Directors of the Employer, any addictive substance, including but not limited to alcohol, amphetamines, barbiturates, methadone, cannabis, cocaine, PCP, THC, LSD or illegal or narcotic drugs. If any determination of abuse or substantial dependence by the Board of Directors is disputed by the Employee, the parties hereto agree to abide by the decision of a panel of three physicians who are not employees of the Employer, one of which shall be selected by the Employer, one of which shall be selected by the
           Employee and a third selected by the other two (2) doctors. The Employee agrees to make himself available for and submit to examinations by such physicians as may be directed by the Employer. Failure to submit to any such examination shall constitute a breach of a material part of this
           Agreement. The doctors' fees and other charges associated with such determination shall be shared equally by the Employer and the Employee.
        c. Employee may terminate this Agreement for "Good Reason" which shall result from (i) the Employee is requested to relocate to a facility more than 30 miles from Largo, Florida, or (ii) the Employer's material breach of any of its obligations under this Agreement.
        d. If the Employee's employment with the Employer is terminated pursuant to paragraph 9(a), the Employer shall pay to the Employee any compensation earned but not paid to the employee prior to such termination. Such payment shall be in full and complete discharge of any and all liabilities or obligations of the Employer to the Employee hereunder, and the Employee shall be entitled to no further benefits under this Agreement, except as otherwise specifically provided in paragraph 3 of this Agreement. If the
           Employee's employment with Employer is terminated by Employer for a reason other than as set forth under paragraph 9(a) or by Employee pursuant to paragraph 9(c), Employer will compensate Employee as severance pay the monies due Employee for the remainder of the term of the Agreement. The severance will be payable in full at the Employee's current base salary at time of termination.

10.     Confidentiality. The Employee agrees to keep in strict secrecy and confidence any and all information the Employee assimilates or to which he has access during his employment by the Employer and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of the Employer. The Employee agrees that both during and after the term of his employment by the Employer, he will not, without prior written consent of the Employer, disclose any such confidential information to any third person, partnership, joint venture, company, Inc. or other organization.

11.     Waiver or Breach. The waiver by the Employer of a breach of any of the provisions of this Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee.

12.     Binding Effect; Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. This Agreement is a personal employment contract and the Rights, obligations and interests of the Employee hereunder may not be sold, assigned transferred, pledged or hypothecated.

13.     Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

14.     Headings. The headings contained in the Agreement are for reference purposes only and shall not affect the meaning or interpretation of this
        Agreement.

15.     Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

16.     Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by facsimile, e-mail, or by certified or registered mail, first class, return receipt requested, to the parties at the following addresses:

              To the Employer:      LabelClick.com, Inc.
                                    12505 Starkey Drive, Suite A
                                    Largo, FL  33773
                                    Attention:  Jaime Rios, President
                                    Facsimile NO.: (727) 531-1280
                                    Email:  JRIOS@LABELCLICK.COM

              With a copy to:       Shumaker, Loop & Kendrick, LLP.
                                    Barnett Plaza, Ste. 2800
                                    Tampa, FL  33762
                                    Attn:  Julio Esquivel, Esq.
                                    Facsimile No.:  (813) 229-1660

              To the Employee:      Stephen M. Watters
                                    7070 Bayou West Place
                                    Pinellas Park, FL  33782
                                    Facsimile No.:  (813) 926-9976
                                    E-mail:  STEVE@LABELCLICK.COM

                             (Signatures to follow)

IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement this _____
day of September 2000.

                                    EMPLOYER:

                                    LABELCLICK.COM, INC.

                                    By: /s/ Jaime Rios
                                       Jaime Rios, President

                                    EMPLOYEE:

                                    /s/ Stephen M. Watters
                                    Stephen M. Watters